                                EXHIBIT 2.1



                         ASSET PURCHASE AGREEMENT

                              by and between

                           GLEN'S MARKET, INC.,
                             CATT'S REALTY CO.
                                    and
                           GLEN'S PHARMACY, INC.

                                as Sellers

                                    and

                              VALULAND, INC.

                                 as Buyer

                             and joined in by

                      certain shareholders of Sellers

                            as the Shareholders

                                  and by

                          UNIVERSAL LAND COMPANY

                        as the Real Estate Company

                                  and by

                           SPARTAN STORES, INC.

                          as the Parent of Buyer



                               MARCH 5, 1999

                             TABLE OF CONTENTS

                                                                       PAGE

ARTICLE 1 - PRINCIPAL TRANSACTION. . . . . . . . . . . . . . . . . . . . .1
     Section 1.1.   Sale and Purchase of Assets. . . . . . . . . . . . . .1
     Section 1.2.   Excluded Assets. . . . . . . . . . . . . . . . . . . .3
     Section 1.3.   Purchase Price . . . . . . . . . . . . . . . . . . . .4
     Section 1.4.   Closing Balance Sheet and Inventory Valuation. . . . .5
     Section 1.5.   Purchase Price Adjustments . . . . . . . . . . . . . .5
     Section 1.6.   Closing. . . . . . . . . . . . . . . . . . . . . . . .7
     Section 1.7.   Deliveries at Closing. . . . . . . . . . . . . . . . .7
     Section 1.8.   Allocation of Purchase Price . . . . . . . . . . . . .8

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES
OF SELLERS, SHAREHOLDERS AND REAL ESTATE COMPANY . . . . . . . . . . . . .8
     Section 2.1.   Disclosure Schedule. . . . . . . . . . . . . . . . . .8
     Section 2.2.   Organization and Good Standing . . . . . . . . . . . .9
     Section 2.3.   Financial Statements . . . . . . . . . . . . . . . . .9
     Section 2.4.   Books and Records. . . . . . . . . . . . . . . . . . .9
     Section 2.5.   No Undisclosed Liabilities . . . . . . . . . . . . . .9
     Section 2.6.   Taxes. . . . . . . . . . . . . . . . . . . . . . . . 10
     Section 2.7.   No Material Adverse Change; Absence of Restricted
                    Events . . . . . . . . . . . . . . . . . . . . . . . 10
     Section 2.8.   Employees; Labor Relations . . . . . . . . . . . . . 10
     Section 2.9.   Employee Benefit Plans . . . . . . . . . . . . . . . 11
     Section 2.10.  Title to Properties. . . . . . . . . . . . . . . . . 12
     Section 2.11.  Personal Property. . . . . . . . . . . . . . . . . . 12
     Section 2.12.  Real Property. . . . . . . . . . . . . . . . . . . . 12
     Section 2.13.  Condition and Sufficiency of Assets. . . . . . . . . 13
     Section 2.14.  Accounts Receivable. . . . . . . . . . . . . . . . . 13
     Section 2.15.  Inventory. . . . . . . . . . . . . . . . . . . . . . 13
     Section 2.16.  Litigation . . . . . . . . . . . . . . . . . . . . . 13
     Section 2.17.  Authorization and Enforceability; No Conflict with
                    Other Instruments or Proceedings . . . . . . . . . . 14
     Section 2.18.  Contracts. . . . . . . . . . . . . . . . . . . . . . 14
     Section 2.19.  Intellectual Property Assets . . . . . . . . . . . . 15
     Section 2.20.  Insurance. . . . . . . . . . . . . . . . . . . . . . 15
     Section 2.21.  No Illegal Payments. . . . . . . . . . . . . . . . . 15
     Section 2.22.  Product and Service Warranties and Liabilities . . . 15
     Section 2.23.  Certain Relationships. . . . . . . . . . . . . . . . 16
     Section 2.24.  Permits and Licenses; Compliance with Legal
                    Requirements . . . . . . . . . . . . . . . . . . . . 16
     Section 2.25.  No Broker's Fees . . . . . . . . . . . . . . . . . . 16
     Section 2.26.  Year 2000 Compliance . . . . . . . . . . . . . . . . 16
     Section 2.27.  Environmental Matters. . . . . . . . . . . . . . . . 17
     Section 2.28.  Accuracy of Statements . . . . . . . . . . . . . . . 17

                                                                       PAGE

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . 18
     Section 3.1.   Organization and Standing of Buyer . . . . . . . . . 18
     Section 3.2.   Authorization and Enforceability . . . . . . . . . . 18
     Section 3.3.   No Broker's Fees . . . . . . . . . . . . . . . . . . 18
     Section 3.4.   No Conflict with Other Instruments or Proceedings. . 18

ARTICLE 4 - COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . 18
     Section 4.1.   Conduct Pending the Closing. . . . . . . . . . . . . 18
     Section 4.2.   Access and Investigation by Buyer. . . . . . . . . . 19
     Section 4.3.   Employees. . . . . . . . . . . . . . . . . . . . . . 20
     Section 4.4.   Best Efforts . . . . . . . . . . . . . . . . . . . . 20
     Section 4.5.   Delivery of Property Received After Closing. . . . . 21
     Section 4.6.   Exclusive Dealing. . . . . . . . . . . . . . . . . . 21
     Section 4.7.   Non-Compete. . . . . . . . . . . . . . . . . . . . . 21
     Section 4.8.   Noncompetition Agreements. . . . . . . . . . . . . . 22
     Section 4.9.   Bulk Sales . . . . . . . . . . . . . . . . . . . . . 22
     Section 4.10.  Services Agreement . . . . . . . . . . . . . . . . . 22
     Section 4.11.  New Real Property Leases . . . . . . . . . . . . . . 22
     Section 4.12.  Shared Expenses. . . . . . . . . . . . . . . . . . . 22
     Section 4.13.  MESC Rating. . . . . . . . . . . . . . . . . . . . . 22
     Section 4.14.  Roundy's Stores. . . . . . . . . . . . . . . . . . . 23
     Section 4.15.  Cooperation. . . . . . . . . . . . . . . . . . . . . 23
     Section 4.16.  Confidentiality. . . . . . . . . . . . . . . . . . . 23

ARTICLE 5 - CONDITIONS TO OBLIGATION TO CLOSE. . . . . . . . . . . . . . 24
     Section 5.1.   Conditions to Obligation of Buyer. . . . . . . . . . 24
     Section 5.2.   Conditions to Obligation of Sellers. . . . . . . . . 25

ARTICLE 6 - TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . 27
     Section 6.1.   Termination Events . . . . . . . . . . . . . . . . . 27
     Section 6.2.   Effect of Termination. . . . . . . . . . . . . . . . 27

ARTICLE 7 - INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . 28
     Section 7.1.   Indemnification and Reimbursement by Sellers,
                    Shareholders and Real Estate Company . . . . . . . . 28
     Section 7.2.   Indemnification and Reimbursement by Buyer . . . . . 28
     Section 7.3.   Indemnification Procedures . . . . . . . . . . . . . 29
     Section 7.4.   Limitations on Indemnification.. . . . . . . . . . . 30
     Section 7.5.   Exclusive Remedy.. . . . . . . . . . . . . . . . . . 31

ARTICLE 8 - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . 32

ARTICLE 9 - GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     Section 9.1.   Survival of Representations, Warranties, Covenants
                    and Agreements . . . . . . . . . . . . . . . . . . . 41
     Section 9.2.   Binding Effect; Benefits; Assignment . . . . . . . . 41

                                                                       PAGE

     Section 9.3.   Entire Agreement . . . . . . . . . . . . . . . . . . 41
     Section 9.4.   Amendment and Waiver . . . . . . . . . . . . . . . . 41
     Section 9.5.   Governing Law; Venue.. . . . . . . . . . . . . . . . 42
     Section 9.6.   Public Disclosure. . . . . . . . . . . . . . . . . . 42
     Section 9.7.   Notices. . . . . . . . . . . . . . . . . . . . . . . 42
     Section 9.8.   Counterparts . . . . . . . . . . . . . . . . . . . . 43
     Section 9.9.   Expenses . . . . . . . . . . . . . . . . . . . . . . 43
     Section 9.10.  Force Majeure. . . . . . . . . . . . . . . . . . . . 43
     Section 9.11.  Severability . . . . . . . . . . . . . . . . . . . . 44
     Section 9.12.  Headings; Construction; Time of Essence. . . . . . . 44
     Section 9.13.  Guaranty of Parent . . . . . . . . . . . . . . . . . 44
     Section 9.14.  Shareholder Approval . . . . . . . . . . . . . . . . 44
     Section 9.15.  Parent Stock Redemption. . . . . . . . . . . . . . . 44

--------------

EXHIBITS

Exhibit A--Business Locations
Exhibit B--Equipment, Vehicles and Other Personal Property
Exhibit C--Existing Real Property Leases
Exhibit D--Excluded Assets
Exhibit E--Assumed Liabilities
Exhibit F--Excluded Liabilities
Exhibit G--Inventory Valuation Method
Exhibit H--Purchase Price Allocation
Exhibit I--Accrued Vacation
Exhibit J--Noncompetition Agreement
Exhibit K--New Real Property Leases
Exhibit L--Roundy's Supply Agreements
Exhibit M--SUPERVALU Supply Agreement


DISCLOSURE SCHEDULE

Schedule  2.2--Organization and Standing of Sellers
Schedule  2.3--Financial Statements
Schedule  2.5--No Undisclosed Liabilities
Schedule  2.6--Taxes
Schedule  2.7--No Material Adverse Change; Absence of Restricted Events
Schedule  2.8--Employee Relations
Schedule  2.9--Employee Benefit Plans
Schedule 2.10--Title to Properties; Encumbrances
Schedule 2.11--Personal Property
Schedule 2.12--Real Property

Schedule 2.13--Condition and Sufficiency of Assets
Schedule 2.16--Litigation
Schedule 2.17--Authorization and Enforceability; No Conflict
Schedule 2.18--Contracts
Schedule 2.19--Intellectual Property Assets
Schedule 2.20--Insurance
Schedule 2.22--Product Warranties and Liabilities
Schedule 2.23--Certain Relationships
Schedule 2.24--Permits and Licenses; Compliance with Law
Schedule 2.25--Sellers' Broker's Fees
Schedule 2.27--Environmental Matters
Schedule  3.3--Buyer's Broker's Fees

                         ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT ("AGREEMENT") is made as of March 4, 1999 by and between Valuland, Inc., a Michigan corporation ("BUYER") and Glen's Market, Inc. ("GLEN'S"), Catt's Realty Co. ("CATT'S") and Glen's Pharmacy, Inc. ("GLENS PHARMACY") (each, a "SELLER," and, collectively, the "SELLERS"). This Agreement is joined in by the undersigned shareholders of Sellers (each, a "SHAREHOLDER", and, collectively, the "SHAREHOLDERS"); by Universal Land Company, a Michigan corporation, ("REAL ESTATE COMPANY"); and by Spartan Stores, Inc., the parent corporation of Buyer ("PARENT"). Buyer, Sellers, Real Estate Company and Shareholders are sometimes referred to individually in this Agreement as a "PARTY" and collectively as the "PARTIES." All other capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in ARTICLE 8 of this Agreement.

          Sellers are engaged in the retail grocery, pharmacy and transportation business (the "BUSINESS"). Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, certain assets of the Business on the terms and subject to the conditions set forth in this Agreement. The Shareholders and Real Estate Company join in this Agreement to make certain covenants, representations and warranties for the purpose of inducing Buyer to enter into this Agreement. Parent joins in this Agreement to provide a guaranty as set forth in this Agreement with respect to certain obligations of Buyer under this Agreement.


                     ARTICLE 1 - PRINCIPAL TRANSACTION

     SECTION 1.1. SALE AND PURCHASE OF ASSETS. On the terms and subject to the conditions of this Agreement, Sellers agree to sell and transfer to Buyer, and Buyer agrees to purchase from Sellers, all of the assets (except the Excluded Assets) used in the operation of the Business (the "PURCHASED ASSETS"), at 23 retail grocery stores operated by Glen's and Catt's (the "STORES"); four pharmacies operated by Glen's Pharmacy, Inc. (the " PHARMACIES"); the general office in Gaylord, Michigan (the "GENERAL OFFICE"); the distribution center in Waters, Michigan (the "DISTRIBUTION CENTER ") and the Dairy Queen in Gaylord, Michigan (the "DAIRY QUEEN"), each as set forth on EXHIBIT A (the "BUSINESS LOCATIONS"). The Purchased Assets include, without limitation, each of the following, except to the extent included in the Excluded Assets:

          (a) All inventories of food, beverages, and other products sold in the Ordinary Course of Business of Sellers other than Non-assignable Private Label Inventory (the "INVENTORY");

          (b) All machinery, equipment, furniture, office equipment, store models and displays, automobiles, trucks, trailers, vehicles, leasehold improvements, and all other tangible personal property owned by Sellers and used in or related to the Business, including without limitation those items set forth on EXHIBIT B, together with all express and implied warranties by the manufacturers or sellers of those items (to the extent legally assignable), and all maintenance records, brochures, catalogues, and other documents relating to those items or to the installation or functioning of those items;

          (c) All of Sellers' right, title, and interest in and to all agreements, customer and supplier purchase orders and agreements, personal property leases and other Contracts used in or related to the Business (except Excluded Contracts, all Contracts included in or related exclusively to the Excluded Assets and all real property leases) (the "ASSIGNED CONTRACTS") and any security deposits and similar deposits relating to the Assigned Contracts;

          (d) All of Sellers' right, title, and interest in and to the real property leases listed on EXHIBIT C (the "EXISTING REAL PROPERTY LEASES") and any security deposits and similar deposits relating to the Existing Real Property Leases;

          (e) All of Sellers' right, title, and interest in and to all service marks, trade names (including without limitation the names "Glen's," "Glen's Markets" and "Glen's Pharmacy" and all variations of those names), trademarks, trademark registrations and applications, logos, copyrighted works, copyright registrations and applications, trade secrets, formulae, technology, designs, processes, inventions, know-how, computer programs and software, Internet web sites and domain names, and other intellectual property rights, presently owned by Sellers and, to the extent legally assignable, presently possessed or used by Sellers (the "INTELLECTUAL PROPERTY ASSETS");

          (f) All records, customer and supplier lists, payroll and personnel records, product information, equipment lists, telephone numbers (to the extent legally assignable), specifications, drawings, plans, reports, data, notes, correspondence, labels, catalogues, brochures, art work, photographs, advertising materials, marketing and production literature, files, and other records and documents in Sellers' possession, including Sellers' books of account, ledgers, and other financial records, but excluding Sellers' corporate records and minute books;

          (g) All permits, licenses, orders, franchises, certifications and approvals and all Governmental Authorizations relating to or maintained as part of the Business, to the extent legally assignable, including but not limited to all food stamp, WIC, pharmacy, lottery, transportation and MLCC licenses;

          (h) Any of Sellers' choses in action, claims, causes, or rights of action and intangible property rights, including, without limitation, restrictive covenants, confidentiality obligations, and similar obligations of Sellers' present and former directors, officers, employees, and shareholders;

          (i) All cash, cash equivalents, accounts receivable, incentive rebates receivable, notes receivable and prepaid expenses; and

          (j)  Any goodwill associated with the Business.

The Purchased Assets shall be transferred to Buyer at the Closing free and clear of any Encumbrances.

     SECTION 1.2. EXCLUDED ASSETS. Sellers are retaining all of their respective right, title and interest in and to the following (the "EXCLUDED ASSETS"):

          (a) All assets of Sellers located at and used exclusively in the operation of the Business at the laundry and dry cleaning facility in Gaylord, Michigan;

          (b)  All real property owned by Sellers;

          (c)  All stock owned by Sellers in Spartan Stores, Inc,
     Grocers Baking Company and Purchases Sales, Inc.;

          (d) All assets of Sellers located at and used exclusively in the operation of the Business at any Roundy's Store as to which Roundy's has exercised a Roundy's Option;

          (e) All assets of Sellers located at and used exclusively in the operation of the Business at the SUPERVALU Store if SUPERVALU has exercised the SUPERVALU Option;

          (e) All of Catt's right, title and interest in and to the names "Catt's" and "Catt's Realty;"and

          (f)  All Non-assignable Private Label Inventory;

          (g) The lease of, and all assets located at and used exclusively in the operation of, the Muy Grande Ranch;

          (h) All assets of Sellers located at and used exclusively in the operation of the Sav-A-Lot Stores;

          (i)  Those assets set forth on EXHIBIT D.

     SECTION 1.3. PURCHASE PRICE. In consideration of the transfer of the Purchased Assets to Buyer and the other undertakings set forth in this Agreement, at the Closing Buyer shall pay and assume the following (collectively, the "PURCHASE PRICE"):

          (a) Subject to adjustments as provided in SECTION 1.5, Buyer shall pay to Sellers the sum of Ninety Million Dollars ($90,000,000) (the "CASH PAYMENT"). On the Closing Date, Buyer shall (i) retain an amount equal to One Million Dollars ($1,000,000) (the "HOLDBACK AMOUNT") and (ii) pay to Sellers in readily available funds the remaining amount of the Cash Payment (the "CLOSING PAYMENT"). On or before July 1, 2000, Buyer shall pay to Sellers in readily available funds the Holdback Amount plus interest at the annual rate of 7%, and less the amount of Buyer's indemnification claims, if any, pursuant to ARTICLE 7 of this Agreement.

          (b) If at or prior to the Closing Buyer shall request Sellers to terminate any supply contract with Roundy's for a Roundy's Store, Buyer shall pay any applicable Roundy's Termination Fee required pursuant to SECTION 4.14 of this Agreement with respect to such Roundy's Store.

          (c) Buyer shall assume and agree to pay, perform and discharge, when due, the liabilities and obligations of Sellers set forth on EXHIBIT E and all executory obligations under (i) all Assigned Contracts other than Excluded Contracts and (ii) all Existing Real Property Leases (except for any Existing Real Property Leases as to which Buyer and the respective landlords execute and deliver any amendment to the Existing Real Property Lease, which in such case the Buyer shall then only assume and agree to pay, perform and discharge, when due, the liabilities and obligations of Sellers under the Existing Real Property Lease, as so amended), in each case for any payment, performance, discharge or obligation arising from and after the Closing Date (the "ASSUMED LIABILITIES").

     Except for the Assumed Liabilities, Sellers agree that Buyer shall not assume or be obligated to pay, perform, or discharge any liability, obligation, debt, charge, or expense of Sellers or Shareholders of any kind, description, or character, whether accrued, absolute, contingent, or otherwise, or whether or not disclosed to Buyer in this Agreement, the Disclosure Schedule, or otherwise (collectively, the "EXCLUDED LIABILITIES"), including, but not limited to, those liabilities and obligations listed on EXHIBIT F. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained in this Agreement, except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform, or discharge any liability, obligation, debt, charge, or expense of Sellers or Shareholders even if imposed upon Buyer as a successor to any Seller, with respect to any action, suit, proceeding, or claim arising out of or relating to any event occurring, or with respect to any cause of action arising, before or after the Closing Date, whether or not asserted before or after the Closing Date, including, but not limited to, any liability, obligation, debt, charge, or expense related to Taxes, Environmental matters, agreements with sales representatives, employee benefits, obligations or policies, judgments, product warranty claims, product liability claims, and contractual claims. Sellers shall be liable for all product warranty claims and all product liability claims arising from products sold by Sellers on or before the Closing Date.

     SECTION 1.4.   CLOSING BALANCE SHEET AND INVENTORY VALUATION.

          (a) Within thirty (30) days following the Closing, Buyer shall prepare or cause to be prepared, and shall forward to Sellers, (i) a balance sheet dated as of the Closing Date reflecting only the Purchased Assets and the Assumed Liabilities (the "CLOSING BALANCE SHEET") and (ii) Buyer's determination of the Final Adjusted Inventory Value in accordance with the Inventory Valuation Method set forth on EXHIBIT G (the "CLOSING INVENTORY VALUATION"). The Closing Balance Sheet shall be prepared in accordance with GAAP using Sellers' historical costs and significant accounting policies, applied on a consistent basis, except that Inventory shall be valued in accordance with the Inventory Valuation Method.

          (b) The Closing Balance Sheet and the Closing Inventory Valuation shall be final, conclusive, and binding on Sellers and Shareholders unless, within thirty (30) days after the date that the Closing Balance Sheet and the Closing Inventory Valuation are delivered to Sellers, Sellers notify Buyer in writing of Sellers' objections to the Closing Balance Sheet or Closing Inventory Valuation, specifically listing the disputed items and amounts and the facts and accounting principles supporting each of Sellers' objections. If Sellers give notice of objection, Sellers and Buyer shall try to resolve the objections within fifteen (15) days after Buyer receives the notification. If
     Buyer and Sellers are unable to resolve Sellers' objections within the fifteen (15) day period, the disputed matters shall, within thirty (30) days after the original notification, be referred for decision to a nationally recognized independent accounting firm selected by Buyer and Sellers. In reaching its determination with respect to the disputed matters involving the Closing Balance Sheet, the accounting firm shall be guided by GAAP, consistently applied. In reaching its determination with respect to disputed matters involving the Closing Inventory
     Valuation, the accounting firm shall be guided by the Inventory Valuation Method. Buyer and Sellers shall each pay one-half (one-half) of the fees and expenses of the independent accounting firm incurred in connection with the proceeding. The decision of the independent accounting firm shall be final, conclusive and binding on all Parties.

     SECTION 1.5.   PURCHASE PRICE ADJUSTMENTS.

          (a) The Purchase Price shall be reduced on a dollar-for-dollar basis to the extent the value of the Current Purchased Assets (excluding the Inventory) as of Closing, as reflected on the Closing Balance Sheet, is less than Five Million Five Thousand Six Hundred Seventy Five Dollars ($5,005,675).

          (b) The Purchase Price shall be increased or decreased, as applicable, on a dollar-for-dollar basis, to the extent the Initial Adjusted Inventory Value is more than or less than $14,580,000.

          (c) The Purchase Price shall be increased or decreased, as applicable, on a dollar-for-dollar basis to the extent the Final Adjusted Inventory Value is more than or less than the Initial Adjusted Inventory Value.

          (d) The Purchase Price shall be reduced on a dollar-for-dollar basis to the extent Sellers' Normalized Working Capital Liabilities as of Closing exceed the Normalized Working Capital Liabilities Limit, as reflected on the Closing Balance Sheet.

          (e) The amount of fees and other payments received by Sellers or Buyer from any product or service supplier before or after Closing based upon any volume requirements or time commitments under any product or service supply Contract included in the Purchased Assets shall be prorated between Buyer and Sellers based upon the applicable volume requirements or time commitments remaining as of Closing. Sellers shall be entitled to such fees and payments to the extent that Sellers have performed the volume requirements or time commitments as of

     Closing. Buyer shall be entitled to such fees and payments to the extent that the volume requirements or time commitments are to be performed by Buyer after Closing.

          (f) The Purchase Price paid by Buyer to Sellers shall be reduced by the SUPERVALU Adjustment Amount if SUPERVALU exercises the SUPERVALU Option, except to the extent the exercise of such option has reduced the Purchase Price pursuant to SECTION 1.5(A).

          (g) The Purchase Price paid by Buyer to Sellers shall be reduced by Fourteen Million Dollars ($14,000,000) if Roundy's exercises the Roundy's Option as to the Roundy's Store located in North Petoskey and by Two Million Dollars ($2,000,000) each if Roundy's exercises the Roundy's Option as to a Roundy's Store located in Alpena, Cadillac or South Petoskey, Michigan, except to the extent the exercise of such option has reduced the Purchase Price pursuant to SECTION 1.5(A).

          (h) Unless the Purchase Price shall have been reduced pursuant to SECTION 1.5(A), the Purchase Price shall be reduced on a dollar-for-dollar basis to the extent the amount of cash and cash equivalents as of Closing, as reflected on the Closing Balance Sheet, is less than Three Million One Hundred Eight Thousand One Hundred Eighty Seven Dollars ($3,108,187).

          (i) The Purchase Price paid by Buyer to Sellers shall be adjusted at or after the Closing at Sellers' option to reflect any costs, expenses, and other amounts that Sellers are required to pay to Buyer or that Buyer pays on behalf of Sellers pursuant to SECTIONS 4.12 OR 9.9 of this Agreement.

          (j) Within five (5) days after the determination of any adjustment to the Purchase Price, Buyer and Sellers agree to pay any amount due to the other, as the case may be by direct payment and not by payment from the Holdback Amount. The Parties acknowledge and agree that any required adjustment to the Purchase Price at or after the Closing pursuant to this SECTION
     1.5 is not a payment of indemnity pursuant to ARTICLE 7 of this Agreement and is not subject to the limitations on indemnification set forth in SECTION 7.5 of this Agreement.

     SECTION 1.6. CLOSING. The purchase and sale contemplated by this Agreement (the "CLOSING") shall take place at the offices of Warner Norcross & Judd LLP, 900 Old Kent Building, 111 Lyon Street, N.W., Grand Rapids, Michigan 49503-2487, on March 29, 1999 or at such other time and date as are mutually agreeable by the Parties, or, in the absence of an agreement, at a time and date occurring after March 29, 1999, as specified by either Buyer or Sellers upon five (5) business days' notice to the other, after fulfillment or waiver of the conditions precedent set forth in
ARTICLE 5 of this Agreement (the "CLOSING DATE"). The Closing shall be deemed to be effective upon the close of business on the Closing Date.

     SECTION 1.7.   DELIVERIES AT CLOSING.

          (a) At the Closing, Buyer shall execute and deliver, or cause to be executed and delivered, to Sellers (i) the Closing Payment by wire transfer; (ii) written instruments or agreements, reasonably acceptable to Sellers, that provide for Buyer's assumption of the Assumed Liabilities; (iii) certified copies of resolutions of Buyer's directors, reasonably acceptable to Sellers, authorizing the consummation of the transactions contemplated by this Agreement; (iv) those agreements, documents and instruments referenced in ARTICLE 5 of this Agreement; (v) the Services Agreement, if required pursuant to SECTION 4.10;
     (vi) the New Real Property Leases; (vii) the Noncompetition Agreements; and (viii) any and all other agreements, certificates, instruments, and documents as shall be reasonably required of Buyer under this Agreement.

          (b) At the Closing, Sellers and Shareholders, as applicable, shall execute and deliver, or cause to be executed and delivered, to Buyer (i) bills of sale, certificates of title, endorsements, assignments, and other instruments of conveyance, reasonably acceptable to Buyer, that are sufficient to transfer to Buyer title in the Purchased Assets in accordance with this Agreement; (ii) written consents of third parties, if necessary, with respect to the transfer of the Purchased Assets (including the Assigned Contracts and Existing Real Property Leases) to Buyer; (iii) certified copies of resolutions of Sellers' directors and shareholders, reasonably acceptable to Buyer, authorizing the consummation of the transactions contemplated by this Agreement; (iv) all records and other documents included in the Purchased Assets; (v) consents and estoppel certificates, reasonably acceptable to Buyer, from the lessors with respect to the Existing Real Property Leases and any personal property leases; (vi) evidence of the Secretary of State of Michigan or other appropriate Governmental Body that Sellers, and their Affiliates have changed their names to a name that does not include "Glen's" or any derivation thereof; (vii) those documents and instruments referenced in ARTICLE 5 of this Agreement; (viii) the Services Agreement, if required pursuant to SECTION 4.10;
     (ix) the New Real Property Leases; (x) the Noncompetition Agreements; and (xi) any and all other agreements, certificates, instruments, and documents as shall be reasonably required of Sellers under this Agreement.

          (c) Buyer, Sellers, and Shareholders shall take all further actions and execute and deliver any additional agreements, certificates, instruments, and other documents on or after the Closing as Buyer or Sellers shall reasonably request to effectuate the transactions contemplated by this Agreement.

     SECTION 1.8.   ALLOCATION OF PURCHASE PRICE.   The Purchase Price
shall be allocated among the Purchased Assets and Sellers' and Shareholders' other covenants set forth in this Agreement in accordance with EXHIBIT H, which allocation shall be final, conclusive and binding on Buyer, Sellers and Shareholders for reporting and disclosure requirements under the Internal Revenue Code and any other state, local, or foreign Tax authority.


                ARTICLE 2 - REPRESENTATIONS AND WARRANTIES
             OF SELLERS, SHAREHOLDERS AND REAL ESTATE COMPANY

          Sellers and Shareholders, and with respect solely to SECTIONS 2.13, 2.17,2.27 AND 2.28 Real Estate Company, jointly and severally represent and warrant to Buyer as follows:

     SECTION 2.1. DISCLOSURE SCHEDULE. Sellers have delivered to Buyer on the date of this Agreement a Disclosure Schedule, which includes numbered schedules corresponding to the sections and subsections of this Agreement or otherwise specifically referred to in this ARTICLE 2. The information contained in the Disclosure Schedule is complete and accurate in all respects on the date of this Agreement and shall be complete and
accurate in all respects as of the Closing Date.   All documents that are
attached to or form a part of the Disclosure Schedule are true and complete copies of the genuine original documents they purport to represent. References in the Disclosure Schedule to sections and subsections of this Agreement are for the convenience of the Parties only, and any fact or item which is disclosed in any section of the Disclosure Schedule as an exception to any representation or warranty in this Agreement shall be deemed to be an exception to such representation and warranty, and to every other representation and warranty contained herein, notwithstanding the omission of a reference or cross-reference thereto.

     SECTION 2.2. ORGANIZATION AND GOOD STANDING. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under its Contracts. Each Seller is duly qualified to do business and is in good standing in each state or other jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such qualification. Copies of each Seller's Organizational Documents are attached to SCHEDULE
2.2 of the Disclosure Schedule. Except for the Excluded Assets or as disclosed on SCHEDULE 2.2, each Seller does not have any subsidiaries and does not own or have any right to acquire any equity interest in any other Person. The Shareholders own the number of shares of capital stock of each Seller set forth on SCHEDULE 2.2.

     SECTION 2.3. FINANCIAL STATEMENTS. Copies of the reviewed financial statements for each Seller at and for the fiscal years ended January 3, 1998, December 28, 1996, and December 30, 1995, are attached to SCHEDULE
2.3 of the Disclosure Schedule (the "FINANCIAL STATEMENTS"). Also attached to SCHEDULE 2.3 are copies of the interim balance sheets and interim statements of income and cash flows of each Seller at and for each fiscal quarter for the fiscal year ending January 2, 1999 and during the current fiscal year, each prepared internally by Sellers (the "INTERIM FINANCIAL STATEMENTS"). The Interim Financial Statements include the balance sheet of each Seller at September 12, 1998 (the "BALANCE SHEET"). The Financial Statements and Interim Financial Statements present fairly the financial condition of each Seller at the dates indicated and its results of operations for the periods then ended, all in accordance with GAAP applied on a basis consistent throughout such periods and consistent with prior periods.

     SECTION 2.4. BOOKS AND RECORDS. All books of account, ledgers, and financial and other records of Sellers, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. All of these books and records are in the possession of Sellers.

     SECTION 2.5. NO UNDISCLOSED LIABILITIES. Each of the Sellers has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet of the Seller and current liabilities incurred in the Ordinary Course of Business since January 3, 1998, except (a) as set forth on SCHEDULE 2.5 or (b) where the same has not had, and could not reasonably be expected to have, a Material Adverse Effect.

     SECTION 2.6. TAXES. Each Seller has timely (a) filed all Tax Returns pursuant to applicable Legal Requirements; (b) paid or made proper provision for payment of all Taxes due and payable by it; and (c) withheld or collected all Taxes required by applicable Legal Requirements and, to the extent required, paid such Taxes to the proper Governmental Body or other Person. The charges, accruals and reserves with respect to the Taxes on the books of each Seller are adequate (determined in accordance with GAAP) and are at least equal to each Seller's liability for Taxes. No

Seller has signed an extension with any Governmental Body concerning any liability for Taxes and no open matters exist for any prior periods. There is no proposed Tax assessment against any Seller and no deficiency has been asserted against any Seller as a result of any examination by the IRS or other Governmental Body that has not been paid or finally settled, and no grounds exist for the assertion of any deficiency for any periods that have not been audited by the IRS or other applicable Governmental Body. Glen's and Catt's are, and during all applicable periods have been, S Corporations for federal income tax purposes. Glen's Pharmacy is, and during all applicable periods has been, a C Corporation for federal income tax purposes. Copies of each Seller's federal, state and local income Tax Returns with supporting schedules filed for the fiscal years ended January 3, 1998, December 28, 1996, and December 30, 1995 are attached to
SCHEDULE 2.6 of the Disclosure Schedule.

     SECTION 2.7. NO MATERIAL ADVERSE CHANGE; ABSENCE OF RESTRICTED EVENTS. Other than (a) as set forth in SCHEDULE 2.7 or (b) the sale of assets at a Roundy's Store or SUPERVALU Store to Roundy's or SUPERVALU, respectively, in accordance with their exercise of the Roundy's Option or the SUPERVALU Option respectively, since January 3, 1998, (i) each Seller has conducted its operations and affairs only in the Ordinary Course of Business; (ii) there has not been any change in the business, operations, properties, prospects, assets or condition (financial or otherwise, including profitability, earnings or cash flow) of any Seller or the Business which has resulted in, or reasonably could be expected to result in, a Material Adverse Effect; and (iii) no Restricted Event has occurred with respect to any Seller.

     SECTION 2.8.   EMPLOYEES; LABOR RELATIONS.

          (a) SCHEDULE 2.8 of the Disclosure Schedule contains the following information for each employee of Sellers (including each employee on leave of absence or layoff status): name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of Sellers' Employee Benefit Plans. To Sellers' Knowledge, no employee of any Seller (other than the Terminating Employees) intends to terminate his or her employment with the Seller as a result of or in connection with the transaction contemplated by this Agreement. Each of Sellers' employees is employed on an "at will" basis. EXHIBIT I of this Agreement sets forth all earned but unpaid vacation and flex-time accrued or to be accrued by Sellers for their employees as of the date set forth therein.

          (b) No Seller is now and has not ever been a party to any collective bargaining or other labor Contract. Since January 1, 1995, there has not been, there is not presently pending or existing and to Sellers' Knowledge there is not Threatened, any strike, slowdown, picketing, work stoppage, labor arbitration or proceeding concerning the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity or other labor dispute against or affecting any Seller or its premises, and no application for certification of a collective bargaining agent is pending or to Sellers' Knowledge Threatened. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Seller and no such action is contemplated by any Seller. Each Seller has complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health and plant closing; except where such failure has not resulted and could not reasonably be expected to result in a Material Adverse Effect. No Seller is currently liable for the payment of any Taxes, fines, penalties or other amounts, however designated, for failure to comply with any Legal Requirements.

     SECTION 2.9.   EMPLOYEE BENEFIT PLANS.

          (a) SCHEDULE 2.9 of the Disclosure Schedule sets forth each Employee Benefit Plan maintained by each Seller or covering current or former (including retired) employees of any Seller. Copies of all written Employee Benefit Plans and all agreements adopted or other material used in connection with or relating to such Employee Benefit Plans (including descriptions of vacation, separation and other personnel policies) are also attached to
     SCHEDULE 2.9.

          (b) Each Seller has timely performed all of its obligations (including, to the extent applicable, reporting, disclosure, prohibited transaction, IRS qualification and funding obligations) under its Employee Benefit Plans. To the Sellers' Knowledge, each Employee Benefit Plan, and the administration of each Employee Benefit Plan, complies and has complied with all applicable Legal Requirements.

          (c) No Seller nor any predecessor or Affiliate of any Seller has ever established, maintained or contributed to or otherwise participated in, or had an obligation to establish, maintain, contribute to or otherwise participate in, any Multi-Employer Retirement Plan.

     SECTION 2.10. TITLE TO PROPERTIES; ENCUMBRANCES. Except as disclosed on SCHEDULE 2.10, Sellers own all the properties and assets (whether real, personal or mixed and whether tangible or intangible) located in or at the facilities owned or operated by Sellers or reflected as owned in the books and records of Sellers, including all of the properties and assets reflected in the Balance Sheet or the Interim Financial Statements of the Sellers (except for inventory sold or equipment replaced since the date of the Balance Sheet or the subsequent Interim Financial Statements, as the case may be, in the Ordinary Course of Business). All Purchased Assets are free and clear of all Encumbrances.

     SECTION 2.11. PERSONAL PROPERTY. SCHEDULE 2.11 of the Disclosure Schedule contains a list of (a) all automobiles, trucks, trailers and other vehicles owned or leased by each of the Sellers and (b) all machinery, equipment, furniture and other tangible personal property owned or leased by each of the Sellers, except that SCHEDULE 2.11 need not include any asset with a book value of less than $5,000. All such personal property is in the possession of Sellers at one of the Business Locations or at such other location as is specified on SCHEDULE 2.11.

     SECTION 2.12. REAL PROPERTY. SCHEDULE 2.12 of the Disclosure Schedule contains a list of all real property, leaseholds or other real property interests of each of the Sellers used in the operation of the Business (the "REAL PROPERTY "). All buildings, plants and structures owned, leased or used by each of the Sellers lie wholly within the boundaries of the Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. Sellers and Real Estate Company are not in violation of any zoning regulation, building restriction, restrictive covenant, ordinance, or other Legal Requirement relating to any Real Property. There are no ground subsidences or slides on any Real Property. None of the Real Property is the subject of any condemnation action and, to the Knowledge of Sellers, there is no proposal under consideration by any Governmental Body to use any of the Real Property for some other purpose. All Real Property is zoned for a classification that permits the continued use of the Real Property in the manner currently used by Sellers. All buildings and improvements to the Real Property are adequately serviced by all utilities necessary for the effective operation of the Business as presently conducted. Final certificates of occupancy have been issued for the improvements on the Real Property permitting the existing use of such improvements. There are no Proceedings pending or, to the Knowledge of Sellers or Real Estate Company, Threatened that would alter the current zoning classification of the Real Property or alter any Legal Requirements applicable to the Real Property. Sellers and Real Estate Company have not received notice from any landlord, insurance company, Governmental Body or other Person of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. To the Knowledge of Sellers and Real Estate Company, no fact or condition exists that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property.

     SECTION 2.13. CONDITION AND SUFFICIENCY OF ASSETS. Except as disclosed in Schedule 2.13 of the Disclosure Schedule, the buildings, plants, structures, machinery, equipment, and other tangible property owned, leased, licensed or used in the Business by each of the Sellers (a) are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put; (b) do not need maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost; (c) are in material compliance with all applicable codes and other Legal Requirements; and (d) are sufficient for the continued conduct of the Businesses after the Closing in substantially the same manner as conducted before the Closing.

     SECTION 2.14. ACCOUNTS RECEIVABLE. All accounts receivable of each of the Sellers that are reflected on the Balance Sheet or the subsequent Interim Financial Statements of the Seller or on the accounting records of the Seller as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid before the Closing Date, the Accounts Receivable are, or will be as of the Closing Date, current and collectible, and each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 60 days after the day on which it first becomes due and payable.

     SECTION 2.15. INVENTORY. All inventory of each of the Sellers, whether or not reflected in the Balance Sheet or the subsequent Interim Financial Statements of the Seller, consists of a quality and quantity usable and salable by Buyer without discount in the Ordinary Course of Business, except for obsolete items and items below standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Financial Statements of the Seller. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of each of the Sellers.

     SECTION 2.16. LITIGATION. Except as set forth on SCHEDULE 2.16 of the Disclosure Schedule, there is no Proceeding or Order pending against any Seller or, to the Knowledge of Sellers, that otherwise relates to or may affect the Business of, or any of the property or assets owned or used by, any Seller or that may interfere with the transactions contemplated by this Agreement. To Sellers' Knowledge, no such Proceeding or Order has been Threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for any such Proceeding or Order.

     SECTION 2.17. AUTHORIZATION AND ENFORCEABILITY; NO CONFLICT WITH OTHER INSTRUMENTS OR PROCEEDINGS.

          (a) Sellers, Shareholders and Real Estate Company have full capacity, power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon Sellers, Shareholders and Real Estate Company and is enforceable against each of them in accordance with its terms; provided that no representation or warranty is made as to the enforceability of the length or scope of the covenants set forth in SECTION 4.7.

          (b) The execution, delivery and performance of this Agreement by Sellers, Shareholders and Real Estate Company and the consummation of the transactions contemplated by this Agreement will not (i) contravene the Organizational Documents of Sellers or Real Estate Company or result in a Breach of any provision of, or constitute a default under, any Contract, except where the same has not had, and could not reasonably be expected to have, a Material Adverse Effect; (ii) violate any Legal Requirement or Order or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization applicable to Sellers or Shareholders;
     (iii) result in the imposition of any Tax on Buyer or any of the Sellers or accelerate any indebtedness of any of the Sellers or increase the rate of interest payable by any of the Sellers with respect to any indebtedness; or (iv) result in any Encumbrance being created or imposed upon or with respect to the Real Property or any of the property or assets owned, leased, licensed or used by any of the Sellers. All consents, approvals or authorizations of or declarations, filings or registrations with any Person required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement are set forth on
     SCHEDULE 2.17 of the Disclosure Schedule and will be obtained or made, as applicable, by Shareholders or Sellers or Real Estate Company before the Closing.

     SECTION 2.18. CONTRACTS. SCHEDULE 2.18 of the Disclosure Schedule sets forth and includes a copy of (a) each Material Assigned Contract and each Existing Real Property Lease to which any Seller is a party or by which any Seller is bound or affected and (b) each Contract with Roundy's or SUPERVALU to which any Seller has been a party or by which any Seller has been bound or affected at any time since January 1, 1997. Each Assigned Contract and Existing Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms. Each Seller and each other Person that is a party to each Assigned Contract and Existing Real Property Lease has complied and is fully complying with all of its applicable terms, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or Breach of, or give Sellers or any other Person the right to declare a default under, any Assigned Contract or Existing Real Property Lease. Except as separately set forth in SCHEDULE 2.18, no Seller is a party to any Assigned Contract the terms, rights, benefits or obligations of which would be modified, accelerated, increased or vested as a result of the consummation of the transactions contemplated by this Agreement.

     SECTION 2.19. INTELLECTUAL PROPERTY ASSETS. SCHEDULE 2.19 sets forth all Intellectual Property Assets presently owned, leased, licensed or used by Sellers or used in the Business. Unless otherwise indicated on SCHEDULE 2.19, Sellers will own the entire and exclusive right, title and interest in and to the Intellectual Property Assets on the Closing Date and will transfer the same to Buyer free and clear of all Encumbrances. Following the Closing, Buyer shall have the exclusive right to use the Intellectual Property Assets without payment to any other Person. Except as disclosed on
SCHEDULE 2.19, there is no infringement of or unlawful use by any Person of any of the Intellectual Property Assets and no Seller has infringed or unlawfully used any Intellectual Property Assets of any other Person.
SCHEDULE 2.19 also sets forth a list of all Contracts relating to Intellectual Property Assets to which any Seller is a party or by which any Seller is bound or affected. None of the Intellectual Property Assets are subject to any pending or, to Sellers' Knowledge, Threatened claim or challenge, and there is no valid basis for asserting any claim or challenge. The Intellectual Property Assets are all that is necessary for the operation of the Business as presently conducted and are sufficient in form and quality so that following the Closing Buyer can sell the products and provide the services sold or provided by Sellers in the Business before the Closing in a manner that meets applicable specifications and conforms to commercially acceptable quality standards.

     SECTION 2.20. INSURANCE. SCHEDULE 2.20 of the Disclosure Schedule contains a list of all policies of liability, crime, fidelity, life, fire, product liability, workers' compensation, health, director and officer liability and other forms of insurance owned or maintained by each of the Sellers with respect to the Business, including for each policy: the name of the insurer; the amount of coverage; the type of insurance; the policy number; the renewal or expiration date; and all pending claims under the policy. Sellers have provided to Buyer a copy of all insurance policies listed on Schedule 2.20. All of the insurance policies listed on SCHEDULE

2.20 are outstanding and in full force, all premiums with respect to the policies are currently paid and all duties of the insureds under the policies have been fully discharged.

     SECTION 2.21. NO ILLEGAL PAYMENTS. No Seller nor any other Person associated with or acting on behalf of any Seller has used any funds for unlawful contributions, gifts, entertainment or other expenses or made any direct or indirect unlawful payments or established or maintained any unlawful or unrecorded funds.

     SECTION 2.22. PRODUCT AND SERVICE WARRANTIES AND LIABILITIES. Set forth on SCHEDULE 2.22 of the Disclosure Schedule are all warranties applicable to products and services provided by any Seller. Except as disclosed on SCHEDULE 2.22, there are no claims against any Seller to return products in excess of an aggregate of $5,000 for all purchasers considered collectively, by reason of alleged overshipments, defective merchandise or otherwise, and there is no Proceeding pending or, to Sellers' Knowledge, Threatened against any Seller under any warranty nor is there any basis upon which any claim could validly be made. SCHEDULE 2.22 also summarizes all product liability claims that have been asserted against any Seller during the five years preceding the date of this Agreement.

     SECTION 2.23. CERTAIN RELATIONSHIPS. Except as expressly permitted by this Agreement or as disclosed on SCHEDULE 2.23 of the Disclosure Schedule, no Seller nor any Related Person is an owner, shareholder, creditor, director, agent, consultant or employee of, or lender to, any Person engaged in a business that acts as a supplier of any goods or services to any of the Sellers or any part of which is in actual or potential competition with any of the Sellers. Except as disclosed on
SCHEDULE 2.23, none of the Sellers has any outstanding indebtedness to any Related Person, and any Related Person does not have any outstanding indebtedness to any of the Sellers.

     SECTION 2.24. PERMITS AND LICENSES; COMPLIANCE WITH LEGAL REQUIREMENTS. All Governmental Authorizations necessary for each Seller to carry on its business as presently conducted are identified on SCHEDULE
2.24 of the Disclosure Schedule and have been timely obtained and are in full force and effect. All fees and charges incident to those Governmental Authorizations have been fully paid and are current and no suspension or cancellation of any Governmental Authorization has been Threatened or could result by reason of the transactions contemplated by this Agreement. No Seller is subject to, nor has it been Threatened with, any Adverse Consequence as the result of a failure to comply with any Legal Requirement applicable to it or the conduct or operation of its business or the ownership or use of any of its properties or assets. To the Knowledge of Sellers, no event has occurred or circumstance exists (with or without notice or lapse of time) that may give rise to any such Adverse Consequence. Each Seller is presently, and during all applicable limitations periods has been, in full compliance with all applicable Legal Requirements and Governmental Authorizations; except where such noncompliance has not had, and could not reasonably be expected to have, a Material Adverse Effect.

     SECTION 2.25. NO BROKER'S FEES. Except as set forth on SCHEDULE 2.25, neither any of the Sellers, Shareholders, nor anyone acting on their behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could be liable.

     SECTION 2.26. YEAR 2000 COMPLIANCE. SCHEDULE 2.26 contains a copy of Sellers' Year 2000 Compliance Plan and Completion Schedule (the "YEAR 2000 PLAN"). The Year 2000 Plan accurately represents Sellers' Year 2000 compliance status as of the dates set forth therein and, to Sellers' Knowledge, when the Year 2000 Plan is completed in accordance with the schedule set forth therein, all Purchased Assets and all buildings, plants, structures, machinery, equipment, software, hardware, computer systems and other property owned, leased, licensed or used by the Sellers in the Business (a "YEAR 2000 ASSET") will at all times before, during and after January 1, 2000 accurately process and handle date and time data, including but not limited to performing all leap year calculations and calculating, comparing and sequencing during and between the years 1999 and 2000 and all other years, and will not malfunction, cease to function or provide invalid or incorrect results or data as a result of date or time data, including when a Year 2000 Asset is used in combination with or is interfacing with any other Year 2000 Asset or with any other asset or information technology. No Proceeding is pending or Threatened by or against any Seller based on any claim that any Seller or any Year 2000 Asset was not, is not or will not be Year 2000 Compliant and, to Sellers' Knowledge, there is no basis for such a Proceeding.

     SECTION 2.27. ENVIRONMENTAL MATTERS. Without limiting the generality of the other representations and warranties set forth in this ARTICLE II, except as described in SCHEDULE 2.27: (i) each of the Sellers and Real Estate Company has conducted its business in compliance with all applicable Environmental Laws and Occupational Safety and Health Laws, including without limitation by having all Permits required under any Environmental Laws for the operation of their businesses; (ii) none of the Real Property contains any Regulated Substance in amounts exceeding the levels permitted by applicable Environmental Laws; (iii) none of the Sellers nor the Real Estate Company have received any notice, demand letter or request for information from any Governmental Body or other Person indicating that any of the Sellers or Real Estate Company may be in violation of, or liable under, any Environmental Law or relating to any of the Real Property or any asset owned, leased, licensed or used by any of the Sellers; (iv) no reports have been filed, or are required to be filed, by any of the Sellers or Real Estate Company concerning the release of any Regulated Substance or the Threatened or actual violation of any Environmental Law; (v) there are no underground storage tanks on, in or under the Real Property and no underground storage tanks have been closed or removed from any of the Real Property, and, to the extent that any underground storage tanks are identified in SCHEDULE 2.27 none of such tanks have ever been used by any of the Sellers or by Real Estate Company; (vi) there is no friable asbestos or friable asbestos containing material present in any of the Real Property, and no asbestos has been removed by or on behalf of any of the Sellers or Real Estate Company from any of the Real Property; and (vii) none of the Sellers nor Real Estate Company are subject to any Proceeding asserted or arising under any Environmental Law. SCHEDULE 2.27 of the Disclosure Schedule sets forth (and includes a copy of) all Environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or on behalf of, or which are in the possession of, each of the Sellers or Real Estate Company relating to the Real Property or the Sellers

     SECTION 2.28. ACCURACY OF STATEMENTS. No representation or warranty made by any Seller, Shareholder or Real Estate Company in this Agreement, the Disclosure Schedule or any statement, certificate or schedule furnished, or to be furnished, to Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.


            ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Sellers as follows:

     SECTION 3.1. ORGANIZATION AND STANDING OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan.

     SECTION 3.2. AUTHORIZATION AND ENFORCEABILITY. Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon Buyer and is enforceable against Buyer in accordance with its terms.

     SECTION 3.3. NO BROKER'S FEES. Except as set forth on SCHEDULE 3.3, neither Buyer nor anyone acting on Buyer's behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or Shareholders could become liable.

     SECTION 3.4. NO CONFLICT WITH OTHER INSTRUMENTS OR PROCEEDINGS. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement will not
(i) contravene the Organizational Documents of Buyer or result in a Breach of any provision of, or constitute a default under, any Contract, except where the same has not had, and could not reasonably be expected to have, a Material Adverse Effect or (ii) violate any Legal Requirement or Order or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization applicable to Buyer.

                   ARTICLE 4 - COVENANTS AND AGREEMENTS

          Buyer, Sellers and Shareholders (as applicable) covenant to and agree with each other as follows:

     SECTION 4.1. CONDUCT PENDING THE CLOSING. From the date of this Agreement to the Closing Date:

          (a) Sellers shall conduct the operations and affairs of the Business only in the Ordinary Course of Business. Without Buyer's prior written consent, Sellers shall not enter into any transactions not in the Ordinary Course of Business, including
     (i) any sale or other disposition of the Business or any assets of the Business except (A) the sale of inventory in the Ordinary Course of Business, (B) the renewal or replacement of equipment in the Ordinary Course of Business, and (C) the sale or disposition of the assets of a Roundy's Store or SUPERVALU Store to Roundy's or SUPERVALU, respectively, in accordance with
     SECTION 4.6 of this Agreement, and (ii) any incurrence of indebtedness for borrowed money except for draws upon Sellers' working capital lines of credit in the Ordinary Course of Business.

          (b) Sellers and Shareholders shall exercise reasonable best efforts to preserve intact the present business organization and personnel of the Business and the goodwill of Sellers with all Persons having business dealings with Sellers.

          (c) Sellers shall (i) operate marketing, merchandising and advertising plans in the Ordinary Course of Business; (ii) provide Buyer the opportunity to review such plans; and (iii) refrain from revising or deviating from such plans without Buyer's prior written consent, which shall not be unreasonably withheld.

          (d) Sellers shall not enter into a new lease or extend or amend any existing lease with respect to any Business Location without Buyer's prior written consent, which shall not be unreasonably withheld.

          (e) Sellers' mix of Inventory shall remain consistent with Sellers' historical pattern and practice.

          (f) Neither any Seller nor any Shareholder shall, without the prior written consent of Buyer: (i) take any action that would interfere with or prevent the timely consummation or performance of this Agreement; or (ii) take any action that would constitute a Restricted Event or which would be inconsistent in any respect with any of the representations, warranties, covenants or obligations set forth in this Agreement, as if such representations, warranties, covenants or obligations were made at a time subsequent to such action.

          (g) Sellers shall not intentionally delay making any capital improvements, maintenance or repairs, all of which shall be made in the Ordinary Course of Business. Sellers shall not intentionally delay the replacement, remediation or repair of any Year 2000 Asset and shall follow the Year 2000 Plan in the Ordinary Course of Business.

     SECTION 4.2. ACCESS AND INVESTIGATION BY BUYER. From the date of this Agreement to the Closing Date, each Seller shall provide Buyer and its Representatives full and free access to the Seller's advisors, personnel, properties, Contracts, books and records, and other documents and data for the purpose of preparing Buyer to operate the Business. Buyer shall conduct its investigation in a manner that does not unreasonably interfere with the normal operations and relationships of the Business. Buyer shall hold any information obtained from Sellers as part of its investigation in strict confidence and shall return all such written information upon written request by Sellers. During Buyer's investigation, Buyer shall have the right to make copies of such materials as it deems appropriate.
Sellers shall cooperate with Buyer and its Representatives in connection with conducting and completing an audit of the Business in accordance with applicable regulations of the Securities and Exchange Commission no later than 75 days after Closing.

     SECTION 4.3.   EMPLOYEES.

          (a) In connection with this transaction, Buyer shall consider all of Sellers' management employees for management positions with Buyer on mutually acceptable terms. Buyer shall seek employment applications from all employees of Sellers. If prior to the Closing Date a sufficient number of employees of each Seller have applied for employment with Buyer to be effective immediately after Closing, Buyer shall offer employment to a sufficient number of employees of each Seller, such that no more than 49 employees of each Seller do not receive offers of employment; provided, however, that Buyer may offer employment to a lesser number of employees of each Seller if it does not require such Seller to provide the notices required by WARN or any similar statute. Buyer and Sellers shall cooperate and share information in connection with the determination of whether such notices may be required. Each Seller agrees to terminate, effective upon Closing, each employee to be employed by Buyer at Closing and to assist Buyer in all reasonable respects in connection with Buyer's efforts to hire any employees of Sellers.

          (b) With respect to any employee of a Seller hired by Buyer, Buyer shall not assume, honor or be obligated to perform, and such Seller shall remain solely responsible for, any duties, responsibilities, commitments or obligations of such Seller with respect to any qualified or non-qualified Employee Benefit Plan presently maintained by such Seller or for the benefit of such Seller's employees or any Contract or commitment concerning any of such Seller's employees. The terms and conditions of employment offered by Buyer to an employee of any Seller shall be determined by, and may be changed at will by, Buyer in its sole discretion. Each Seller shall provide all notices required by WARN or any similar statute.

     SECTION 4.4. BEST EFFORTS. The Buyer and each Seller shall use its reasonable best efforts to obtain all consents and approvals necessary to transfer the Purchased Assets to Buyer in accordance with the terms of this Agreement, and to bring about the satisfaction of the conditions required to be performed, fulfilled, and complied with pursuant to this Agreement and to take or cause to be taken all action, and to do or cause to be done all things necessary, proper, or advisable under all applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable.

     SECTION 4.5. DELIVERY OF PROPERTY RECEIVED AFTER CLOSING. From and after the Closing, Sellers and Shareholders shall promptly transfer to Buyer, from time to time, any cash or other property received by Sellers or Shareholders that belongs to Buyer as provided in this Agreement.

     SECTION 4.6. EXCLUSIVE DEALING. Sellers and Shareholders shall not, directly or indirectly, through any Representative or Related Party or otherwise, solicit or entertain an offer from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any Person other than Buyer or its Affiliates relating to the acquisition of the Sellers, their assets, the Business, or their capital stock or other securities, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the Ordinary Course of Business); provided that Sellers may consider offers and proposals from and negotiate with Roundy's and SUPERVALU solely with respect to Sellers' assets located at any Roundy's Store or the SUPERVALU Store, respectively, to the extent reasonably necessary in connection with the Roundy's Option and the SUPVERVALU Option. Seller and Shareholders shall not disclose or permit to be disclosed to Roundy's or SUPERVALU any of the terms, conditions or other aspects of the transaction contemplated by this Agreement, including the Purchase Price, unless Sellers shall have received Buyer's prior written consent. Sellers and Shareholders shall promptly provide notice of their obligations under this SECTION 4.6 to any Person who contacts such Seller, Shareholder, Representative or Related Party regarding any such offer or proposal or any related inquiry.

     SECTION 4.7. NON-COMPETE. In consideration of the consummation of the transactions contemplated by this Agreement, each Seller, Shareholder (other than Glen B. Catt) and Real Estate Company covenants and agrees that it, he or she will not, for a period of ten (10) years from the Closing Date, compete, directly or indirectly, with the Business or with Buyer or its Affiliates, including but not limited to participating, directly or indirectly, in the ownership, management, financing or control of, or acting as a consultant, employee or agent for, or leasing any real property to, any Person that is engaged or plans to become engaged in the business of owning or operating a grocery store, supermarket, limited assortment store or a store that offers grocery products in combination with pharmaceutical products, general merchandise or other nonfood products, including grocery superstores (a "GROCERY BUSINESS"); provided, however, that it, he or she shall not be prohibited from: (a) purchasing real property which is leased at the time of purchase to any Person operating a Grocery Business on the leased site; (b) continuing to lease such site to such Person; or (c) leasing real property to Buyer or any of its Affiliates. In addition, Sellers may continue their operation of the three Sav-A-Lot stores at the sites currently operated by Sellers as such stores as of the date of this Agreement. The geographic scope of the foregoing covenant shall be the states of Michigan, Indiana, Ohio, Illinois and Wisconsin. Sellers, Shareholders and Real Estate Company each covenant and agree that, for a period of two (2) years from the Closing Date, each will not hire any Person employed by Buyer or its Affiliates at any time during such period (other than a Terminating Employee) or induce any such employee to leave such employment or directly or indirectly assist any other Person in requesting or inducing any such employee to leave his or her employment. Sellers, Shareholders and Real Estate Company also each covenant and agree that each will not, from the date of this Agreement and forever afterward, use or disclose to any Person, any proprietary, secret or confidential information of the Sellers, including sales information and business and trade secrets. If any court of competent jurisdiction finds that the time period of the foregoing covenants is too lengthy or the scope of the covenants too broad, the restrictive time period shall be deemed to be the longest period permissible by law and the scope shall be deemed to comprise the largest scope permissible by law under the circumstances. It is the Parties' intent to protect and preserve the business and goodwill of Sellers to be acquired by Buyer and thus the Parties agree and direct that the time period and scope of the covenants set forth in this SECTION 4.7 be the maximum permissible duration and size.

     SECTION 4.8. NONCOMPETITION AGREEMENTS. At the Closing, Glen A. Catt, Glen B. Catt and Dennis Freemen shall execute and deliver noncompetition agreements in substantially the form attached as EXHIBIT J (the "NONCOMPETITION AGREEMENTS").

     SECTION 4.9. BULK SALES. Subject to SECTION 7.1 below, the Parties waive any bulk sales or transfer laws, or similar laws, applicable to the sale of the Purchased Assets and other transactions contemplated by this Agreement.

     SECTION 4.10. SERVICES AGREEMENT. If any of the conditions in SECTIONS 5.1 (H) OR (I) have not been satisfied as of the Closing Date and Buyer has not waived the condition on or before the Closing Date, Buyer, Sellers and Shareholders shall execute and deliver a Services Agreement with respect to operation of the Stores, on terms and conditions mutually agreeable to Buyer and Sellers (the "SERVICES AGREEMENT").

     SECTION 4.11. NEW REAL PROPERTY LEASES. At the Closing, Buyer and the Real Estate Company shall execute and deliver real property leases in substantially the form attached as EXHIBIT K (the "NEW REAL PROPERTY LEASES").

     SECTION 4.12. SHARED EXPENSES. On or before the Closing Date, Buyer and Sellers each shall pay one-half of all out-of-pocket costs and expenses associated with (a) Buyer's investigation of potential Environmental Liability, including but not limited to Buyer retaining environmental consultants to conduct phase one environmental assessments on Buyer's behalf; provided that Sellers shall have no obligation to pay in excess of Thirty Thousand Dollars ($30,000) pursuant to this SECTION 4.12(A), and (b) the services provided by the Inventory Appraiser.

     SECTION 4.13. MESC RATING. At Buyer's option, Buyer will be a successor to each Seller solely for purposes of the Michigan Employment Security Act, M.C.L.A. <Section> 421.22. Buyer and Sellers shall take such actions and execute such documents as are reasonable and necessary to transfer to Buyer, pursuant to M.C.L.A. <Section> 421.22(d), that portion of each Seller's rating account as is proportional to the percentage of such Seller's assets being acquired by Buyer, which the Parties agree to be in excess of 75 percent with respect to each Seller.

     SECTION 4.14. ROUNDY'S STORES. Sellers shall accept Roundy's proposal to terminate the Roundy's Supply Agreements effective as of Closing. Buyer shall at Closing pay two-thirds of the Roundy's Termination Fee.

     SECTION 4.15. COOPERATION. Each Party shall provide to each of the other Parties such cooperation and information as any of them may reasonably request in filing any Tax Return, amended Tax Return, or claim for refund, determining a liability for Taxes, or a right to refund of Taxes, or in conducting any audit or other proceedings with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities, and relevant records concerning the ownership and tax basis of property which any such party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided. Buyer shall make the services of Eric Buckleitner reasonably available to Sellers to assist Sellers in connection with the closing of accounting records with respect to business conducted by Sellers prior to the Closing; provided that Sellers shall pay Buyer a fee commensurate with (a) the time spent by Mr. Buckleitner in providing such services to Sellers and (b) the compensation paid by Buyer to Mr. Buckleitner

     SECTION 4.16. CONFIDENTIALITY. The Parties agree to retain in strict confidence all proprietary, secret or confidential information ("CONFIDENTIAL INFORMATION") furnished by either Party (the "DISCLOSING PARTY") to another Party (the "RECEIVING PARTY") with the same degree of care as the Receiving Party retains its own confidential information of a similar nature and not to disclose any Confidential Information to any third party, except as required by law, sought by subpoena, discovery device or other legal process, without the prior written consent of the Disclosing Party; provided, however, that any such Confidential Information may be disclosed to any of the Receiving Party's advisors or representatives whom the Receiving Party reasonably determines need to know such information in connection with this Agreement. Confidential Information does not include information which (a) is or at any time becomes generally available to the public other than as a result of a disclosure by the Receiving Party in violation of this Agreement; (b) was available to a Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party; or (c) at any time becomes available to a Receiving Party on a nonconfidential basis from a Person who is not otherwise known by the Receiving Party to be bound by a confidentiality agreement with the Disclosing Party or is not otherwise known by the Receiving Party to be prohibited from transmitting the information. Upon termination of this Agreement for any reason, all Confidential Information shall be returned to the Disclosing Party or affirmatively destroyed upon the written request of the Disclosing Party. Return or destruction of such Confidential Information shall in no event relieve the Receiving Party of any obligations of confidentiality contained herein respecting such Confidential Information. The obligations of the Parties set forth in this
SECTION 4.16 shall survive termination of this Agreement.


               ARTICLE 5 - CONDITIONS TO OBLIGATION TO CLOSE

     SECTION 5.1. CONDITIONS TO OBLIGATION OF BUYER. Buyer's obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

          (a) The representations and warranties set forth in ARTICLE 2 of this Agreement, individually and collectively, shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date;

          (b) Sellers and each Shareholder shall have performed and complied in all material respects with all respective covenants and obligations under this Agreement;

          (c) Sellers shall have delivered to Buyer in form and substance reasonably acceptable to Buyer: (i) the written opinion of Sellers' legal counsel; (ii) a certificate stating that the conditions specified in SECTIONS 5.1(A) and (B) have been satisfied; and (iii) such other certificates, instruments or documents as Buyer may reasonably request;

          (d) There shall not be any Proceeding or Order pending or Threatened or any Legal Requirement in effect that would prevent the consummation of any of the transactions contemplated by this Agreement or which could result in any Adverse Consequence against Buyer or Sellers if the transactions contemplated by this Agreement were consummated;

          (e) Except as contemplated by this Agreement, there shall not have been any material adverse change in the Business, financial or otherwise, from the date of this Agreement to the Closing Date;

          (f) Buyer shall be satisfied with the results of its investigation of potential Environmental Liability, including its review of the Disclosure Schedule delivered pursuant to SECTION 2.27;

          (g) All Governmental Authorizations from any Governmental Body that are necessary for the consummation of the transactions contemplated by this Agreement, including pursuant to the Hart-Scott-Rodino Antitrust Improvement Act, shall have been received and shall be in full force and effect. All necessary filings, declarations, and notices of Buyer and Sellers with or to any Governmental Body shall also have been made or given;

          (h) All authorizations, consents, and approvals by any third parties (other than Governmental Authorizations from any Governmental Body) that are necessary for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect, including all consents and estoppel certificates in form and substance satisfactory to Buyer from any franchisor relating to the Dairy Queen, any lessor relating to any Existing Real Property Lease or any personal property lease (but excluding the consent of Loblaw's in connection with the President's Choice license), and any licensor with respect to any ATM, software, hardware or equipment license. All necessary filings, declarations, and notices of Buyer and Sellers with or to such third parties shall also have been made or given;

          (i) All applicable Governmental Bodies shall have authorized or approved the transfer to Buyer of all food stamp licenses, WIC licenses, lottery licenses, MLCC licenses, pharmacy licenses, transportation licenses and all other Governmental Authorizations necessary for Buyer to operate the Business in the manner operated by Sellers prior to the Closing Date shall have been received and shall be in full force and effect;

          (j) Excluding Buyer's obligation to pay the Roundy's Termination Fee in accordance with SECTION 4.14 of this Agreement, Sellers' or Buyer's obligations, liabilities, responsibilities, commitments, and rights with respect to any supply agreements, customer agreements or leases with Roundy's, SUPERVALU, or their Affiliates, including the termination or waiver of all options relating to the purchase of all or any portion of the Business, shall have been resolved to the satisfaction of Buyer;

          (k) Sellers shall have paid all indebtedness and liabilities necessary to obtain the release of any Encumbrance on the Purchased Assets;

          (l) Sellers shall have delivered to Buyer 12th period financial statements as of and for the period ended December 5, 1998;

          (m) Catt's and Real Estate Company shall have executed and delivered the New Real Property Leases; and

          (n) Glen A. Catt, Glen B. Catt and Dennis Freemen shall have executed and delivered the Noncompetition Agreements.

     SECTION 5.2. CONDITIONS TO OBLIGATION OF SELLERS. Sellers' obligation to sell the Purchased Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

          (a) The representations and warranties set forth in ARTICLE 3 of this Agreement, individually and collectively, shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date;

          (b) Buyer shall have performed and complied in all material respects with all of its covenants and obligations under this Agreement;

          (c) Buyer shall have delivered to Sellers in form and substance reasonably acceptable to Sellers: (i) a written opinion of Buyer's legal counsel; (ii) a certificate stating that each of the conditions specified in SECTIONS 5.2(A) and (B) have been satisfied; and (iii) such other certificates, instruments or documents as Sellers may reasonably request;

          (d) There shall not be any Proceeding or Order pending or Threatened or any Legal Requirement in effect that would prevent the consummation of any of the transactions contemplated by this Agreement or which could result in any Adverse Consequence against Buyer or Sellers if the transactions contemplated by this Agreement were consummated;;

          (e) All Governmental Authorizations from any Governmental Body that are necessary for the consummation of the transactions contemplated by this Agreement, including pursuant to the Hart-

     Scott-Rodino Antitrust Improvement Act, shall have been received and shall be in full force and effect. All necessary filings, declarations, and notices of Buyer and Sellers with or to any Governmental Body shall also have been made or given;

          (f) Buyer shall have executed and delivered the New Real Property Leases; and

          (g) Sellers' obligations, liabilities, responsibilities, commitments, and rights with respect to any supply agreements, customer agreements or leases with Roundy's, SUPERVALU, or their Affiliates, including the termination or waiver of all options relating to the purchase of all or any portion of the Business, shall have been resolved to the satisfaction of Sellers, to the extent that any resolution in which Buyer is involved would adversely affect the obligations, liabilities, responsibilities, commitments, or rights of Sellers after Closing.


                          ARTICLE 6 - TERMINATION

     SECTION 6.1. TERMINATION EVENTS. This Agreement may be terminated by (a) mutual written consent of Buyer and Sellers or (b) written notice given before or at the Closing by:

          (i) Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and the Breach has not been waived or cured within 10 days following written notice of the Breach;

         (ii) Buyer if any of the conditions in SECTION 5.1 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived the condition on or before the Closing Date;

        (iii) Sellers if any of the conditions in SECTION 5.2 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of any Sellers or Shareholder to comply fully with their respective obligations under this Agreement) and Sellers have not waived the condition on or before the Closing Date;

         (iv) Buyer if the Closing has not occurred (other than through the failure of Buyer to comply fully with its obligations under this Agreement) on or before March 29, 1999, or such later date as the conditions in SECTION 5.2(E) of this Agreement have been fulfilled or waived by Sellers, but no later than May 31, 1999, unless Buyer and Sellers agree in writing to such later date; or

          (v) Sellers if the Closing has not occurred (other than through the failure of Sellers, Shareholders or the Real Estate Company to comply fully with their respective obligations under this Agreement) on or before March 29, 1999, or such later date as the conditions in SECTION 5.1(G)(H)(I) AND (J) of this Agreement have been fulfilled or waived by Buyer, but no later than May 31, 1999, unless Buyer and Sellers agree in writing to such later date.

     SECTION 6.2.   EFFECT OF TERMINATION.

          (a) If this Agreement is terminated pursuant to SECTION 6.1, all further obligations of the Parties under this Agreement will terminate and no Party shall have any further obligation to the other Party; provided, however, if any Party shall be in Breach of this Agreement prior to termination, the other Party's right to pursue all legal remedies (including pursuant to SECTION 6.2(B) below) will survive such termination unimpaired.

          (b) If Buyer on the one hand, or Sellers or Shareholders on the other, terminate this Agreement pursuant to SECTION 6.1, and if the termination by the terminating party (the "NON-DEFAULTING PARTY") is based upon a material Breach of any representation, warranty, covenant or agreement by the other Party (the "DEFAULTING PARTY") arising from a willful act or omission by the Defaulting Party, the Defaulting Party shall pay the Non-Defaulting Party a termination fee in the amount of Five Million Dollars ($5,000,000) within 10 days after receipt of written demand therefor.


                        ARTICLE 7 - INDEMNIFICATION

     SECTION 7.1. INDEMNIFICATION AND REIMBURSEMENT BY SELLERS, SHAREHOLDERS AND REAL ESTATE COMPANY. Sellers and Shareholders (and Real Estate Company with respect solely to SECTION 7.1(B) AND (C) and the representations, warranties, covenants and obligations of Real Estate Company) jointly and severally shall indemnify and hold harmless Buyer and its Representatives and Affiliates ("BUYER'S INDEMNIFIED PARTIES"), and shall reimburse Buyer's Indemnified Parties on demand, for all Adverse Consequences arising from or related to (a) any Breach by any Seller, Shareholder or Real Estate Company of any representation, warranty, covenant or obligation of any Seller, Shareholder or Real Estate Company in this Agreement or any other instrument or document executed or delivered by any Seller, Shareholder or Real Estate Company to Buyer pursuant to this Agreement; (b) any and all liabilities and obligations of any of the Sellers, Shareholders, Real Estate Company or their Affiliates of any nature, whether accrued, absolute, contingent, or otherwise (including without limitation Tax liabilities), other than the Assumed Liabilities;
(c) any failure to comply with any applicable bulk sale and transfer laws, or similar laws, relating to this Agreement and any claims against Buyer by creditors of any Seller (except with respect to the Assumed Liabilities);
(d) any use of the Purchased Assets by any Seller or Shareholder on or before the Closing Date or the conduct of the Business on or before the Closing Date; and (e) the enforcement of indemnification rights under this
ARTICLE 7.

     SECTION 7.2. INDEMNIFICATION AND REIMBURSEMENT BY BUYER. Buyer shall indemnify and hold harmless Sellers and their Representatives and shall reimburse Sellers and their Representatives for all Adverse Consequences arising from or related to (a) any Breach by Buyer of any representation, warranty, covenant or obligation of Buyer in this Agreement or in any other instrument or document delivered by Buyer to Sellers pursuant to this Agreement; (b) any use of the Purchased Assets by Buyer after the Closing Date or the conduct of the Business after the Closing Date; and (c) the enforcement of indemnification rights under this
ARTICLE 7.

     SECTION 7.3.   INDEMNIFICATION PROCEDURES.

          (a)  Third-Party Claims.

               (i) Promptly after receipt by a Person entitled to be indemnified under this ARTICLE 7 (an "INDEMNIFIED PARTY") of notice of the commencement of any Proceeding against it, such Indemnified Party shall, if a claim for indemnification is to be made against a Party (an "INDEMNIFYING PARTY") under this ARTICLE 7, give notice to the Indemnifying Party of the commencement of such Proceeding. The failure to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to an Indemnified Party except to the extent that the defense of such action was irreparably and materially prejudiced by the Indemnifying Party's failure to provide prompt notice.

              (ii) If any Proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party shall, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (A) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or (B) the Indemnifying Party fails to provide reasonable assurances to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party. Following a proper assumption of defense by an Indemnifying Party, as long as the Indemnifying Party diligently conducts such defense it shall not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Proceeding. If the Indemnifying Party assumes the defense of a Proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's written consent unless (x) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made by or against the Indemnified Party, and
          (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party concurrently with the compromise or settlement; and (C) the Indemnifying Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not within ten days give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

             (iii) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

              (iv) The Parties shall make available to each other and each other's legal counsel and other professional advisors all of its or his books and records reasonably relating to a third-party claim and each Party shall render to the other assistance as may be reasonably required in order to insure the proper and adequate defense of a third-party claim.

               (v) Each Party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

          (b) Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

     SECTION 7.4. LIMITATIONS ON INDEMNIFICATION. The indemnification by Seller and Shareholders provided pursuant to this ARTICLE 7 shall be limited as follows:

          (a) Neither Seller nor any Shareholder shall be liable to Buyer's Indemnified Parties for any indemnification pursuant to this ARTICLE 7 to the extent such indemnification, when aggregated with all other indemnification payments made by Seller or Shareholders pursuant to the provisions of this ARTICLE 7, exceeds Twenty Million Dollars ($20,000,000); provided that this
     SECTION 7.4(A) shall not apply to any Environmental Liability or any Adverse Consequences arising from or relating to any Breach by any Seller or Shareholder of any representation or warranty contained in SECTIONS 2.6, 2.10, 2.17 OR 2.25.

          (b) Neither Seller nor any Shareholder shall be liable to Buyer's Indemnified Parties for any indemnification claims pursuant to this ARTICLE 7 until the aggregate amount of the net liability of such indemnification claims, calculated pursuant to subparagraph (c), exceeds Two Hundred Fifty Thousand Dollars ($250,000). Upon reaching such amount, Seller and the Shareholders shall be liable only for those amounts in excess of such amount up to the maximum amount provided in subparagraph (a) of this Section;

          (c) For purposes of this ARTICLE 7, in computing any individual or aggregate payment for indemnification to any of

     Buyer's Indemnified Parties, the amount of each such liability shall be deemed to be an amount net of (i) any Tax benefit realized by Buyer, as determined by the accountant of Buyer using reasonable assumptions and methods of valuation consistent with Buyer's then current accounting policies; (ii) any insurance proceeds realized by any of Buyer's Indemnified Parties; and
     (iii) any indemnity or contribution paid by any third party to any of Buyer's Indemnified Parties with respect thereto; and

          (d) Neither Seller nor any Shareholder shall be liable to any of Buyer's Indemnified Parties for any indemnification pursuant to SECTION 7.1(A) above for any claims brought by Buyer's Indemnified Parties after one (1) year from the Closing Date, except for Adverse Consequences arising from or related to
     (i) any Breach by Sellers or Shareholders of any representation or warranty contained in SECTIONS 2.6, 2.10, 2.17 OR 2.25 for which a claim for indemnity may be made any time before expiration of the applicable statute of limitations; (ii) any Breach by Sellers or Shareholders of any representation or warranty contained in SECTION 2.27 for which a claim for indemnity may be made any time before expiration of six years after the Closing Date; and (iii) any claim asserting that Sellers or Shareholders had actual knowledge that a representation or warranty was materially false when made or was made with the intent to deceive, for which a claim for indemnity may be made any time before expiration of the applicable statute of limitations.

     SECTION 7.5.   EXCLUSIVE REMEDY.  The indemnification provided by this
ARTICLE 7 shall be the sole and exclusive monetary remedy of the Parties after Closing with respect to the matters covered by this ARTICLE 7, except that nothing in this Section shall limit in any way the availability of specific performance, injunctive relief, or other equitable remedies to which any Party may otherwise be entitled.


                          ARTICLE 8 - DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this ARTICLE 8:

     "ACCRUED VACATION" has the meaning set forth in EXHIBIT E of this Agreement.

     "ADVERSE CONSEQUENCE" means any loss, cost, liability (including any Environmental Liability), penalty, Tax, claim, damage or expense (including cost of investigation, defense, settlement and reasonable attorneys' and other professional fees).

     "AFFILIATE" means, with respect to any particular Person, (a) any Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise, (b) any Person owning or controlling 10% or more of the outstanding voting securities of such other Person, (c) any partner, officer, director, employee or shareholder of such Person or any parent, spouse, child, brother, sister or other relative with a relationship (by blood, marriage or adoption) not more remote than first cousin of any of the foregoing, or (d) any liquidating trust, trustee or other similar person or entity for any person.

     "ASSIGNED CONTRACTS" has the meaning set forth in SECTION 1.1(C) of this Agreement.

     "ASSUMED LIABILITIES" has the meaning set forth in SECTION 1.3(C) of this Agreement.

     "BALANCE SHEET" has the meaning set forth in SECTION 2.3 of this Agreement.

     "BREACH" means, as to any representation, warranty, covenant, obligation or other provision of this Agreement or any instrument or document delivered pursuant to this Agreement, (a) any inaccuracy in, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision or (b) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, in either case regardless of whether deliberate, reckless, negligent, innocent or unintentional.

     "BUSINESS" has the meaning set forth in the second paragraph of this Agreement.

     "BUSINESS LOCATIONS" has the meaning set forth in SECTION 1.1 of this Agreement.

     "BUYER" has the meaning set forth in the first paragraph of this Agreement.

     "BUYER'S LETTER OF INTENT" shall mean the Proposal to Purchase Assets of Glen's Markets, Inc. dated December 23, 1998.

     "CASH PAYMENT" has the meaning set forth in SECTION 1.3(A) of this Agreement.

     "CLOSING" has the meaning set forth in SECTION 1.6 of this Agreement.

     "CLOSING BALANCE SHEET " has the meaning set forth in SECTION 1.4 of this Agreement.

     "CLOSING DATE" means the date and time as of which the Closing actually takes place.

     "CLOSING INVENTORY VALUATION " has the meaning set forth in SECTION 1.4(A) of this Agreement.

     "CONTRACT" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "CURRENT PURCHASED ASSETS" means total Purchased Assets, less goodwill and fixed assets.

     "DAIRY QUEEN" has the meaning set forth in SECTION 1.1 of this Agreement.

     "DISCLOSURE SCHEDULE" has the meaning set forth in SECTION 2.1 of the Agreement.

     "DISTRIBUTION CENTER" has the meaning set forth in SECTION 1.1 of this Agreement.

     "EMPLOYEE BENEFIT PLAN" means any "employee pension benefit plan" or "employee welfare benefit plan" as defined under ERISA, any incentive compensation plan, benefit plan for retired employees, plan or Contract providing for bonuses, pensions, profit-sharing, stock options, stock purchase rights, deferred compensation, insurance or retirement benefits of any nature, in each case whether written or oral.

     "ENCUMBRANCE" means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership.

     "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

     "ENVIRONMENTAL LAW" means any Legal Requirement designed: (a) to advise appropriate authorities, employees and the public of intended, threatened or actual releases of pollutants or hazardous substances or materials, violations or discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) to prevent or acceptably minimize the release or emission of pollutants or hazardous substances or materials into the Environment; (c) to reduce the quantities, prevent the release and minimize the hazardous characteristics of wastes that are generated; (d) to regulate the generation, treatment, storage, handling or disposal of hazardous substances; (e) to assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (f) to protect resources, species or ecological amenities; (g) to acceptably minimize the risks inherent in transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (h) to clean up pollutants that have been released, prevent the threat of release or pay the costs of such clean up or prevention; (i) to make responsible parties pay private parties, or groups of them, for damages done to their health or Environment, or to permit self-appointed representatives of the public interest to recover for injuries done to public assets; or (j) to regulate in any manner the potential impact of an activity on the Environment.

     "ENVIRONMENTAL LIABILITY" means any Adverse Consequence arising from or relating to Environmental Law or Occupational Safety and Health Law, including in connection with (a) any Environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products); and (b) any responsibility for response costs, corrective action or actions to achieve compliance, including any cleanup, removal, containment or other remediation or response action ("CLEANUP") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages. The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. <Section> 9601 et seq., as amended, or any similar state law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EXCLUDED ASSETS" has the meaning set forth in SECTION 1.2 of this Agreement.

     "EXCLUDED CONTRACT" means each:

          (i) collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees;

         (ii) joint venture, partnership, or other Contract (however named) that following Closing would involve a sharing of profits, losses, costs, or liabilities by Buyer with any other Person;

        (iii) Contract that could in any way purport to restrict the business activity of Buyer or limit the freedom of Buyer to engage in any line of business or to compete with any Person after Closing;

         (iv) Contract (A) that contains an effective and outstanding power of attorney and (B) a copy of which is not included in
     SCHEDULE 2.18;

          (v) Contract that contains or provides for an express undertaking that following Closing would require Buyer to be responsible for consequential, punitive or exemplary damages; and

         (vi) Contract (A) that was entered into by any Seller other than in the Ordinary Course of Business and (B) a copy of which is not included in SCHEDULE 2.18.

     "EXCLUDED LIABILITIES" has the meaning set forth in SECTION 1.3(D) of this Agreement.

     "EXISTING REAL PROPERTY LEASE" has the meaning set forth in SECTION 1.1(D) of this Agreement.

     "FINAL ADJUSTED INVENTORY VALUE" has the meaning set forth in EXHIBIT
G.

     "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 2.3 of this Agreement.

     "GAAP" means generally accepted accounting principles.

     "GENERAL OFFICE" has the meaning set forth in SECTION 1.1 of this Agreement.

     "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "GOVERNMENTAL BODY" means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);
(d) multi-national organization or body; or (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power of any nature.

     "INDEMNIFIED PARTY" has the meaning set forth in SECTION 7.3(A) of this Agreement.

     "INDEMNIFYING PARTY" has the meaning set forth in SECTION 7.3(A) of this Agreement.

     "INITIAL ADJUSTED INVENTORY VALUE" has the meaning set forth in EXHIBIT G.

     "INTELLECTUAL PROPERTY ASSETS" has the meaning set forth in SECTION 1.1(E) of this Agreement.

     "INTERIM FINANCIAL STATEMENTS" has the meaning set forth in SECTION
2.3 of this Agreement.

     "INVENTORY" has the meaning set forth in SECTION 1.1(A) of this Agreement.

     "INVENTORY VALUATION METHOD" means the method agreed upon by Buyer and Sellers for determining the value of the Inventory, as set forth in EXHIBIT G.

     "IRS" means the Internal Revenue Service.

     "KNOWLEDGE" means, with respect to any Person, the actual awareness of a particular fact or other matter; provided, however, that "Sellers' Knowledge" or "Knowledge of Sellers" means the actual awareness of Glen A. Catt, Glen B. Catt, Jesse Root, Eric Buckleitner, Dennis Freeman or any director or officer of any Seller and the awareness that such a person should have as a reasonably prudent business person.

     "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, statute, code, regulation or treaty.

     "MATERIAL ADVERSE EFFECT" means a material and adverse effect upon the Purchased Assets and the Assumed Liabilities, taken as a whole, and comprising the Business.

     "MATERIAL ASSIGNED CONTRACT" means each Assigned Contract that following Closing would require capital expenditures by Buyer in excess of

$5,000 or involve performance of services by or delivery of goods or materials to Buyer of an amount or value in excess of $5,000.

     "MLCC" means the Michigan Liquor Control Commission.

     "MULTI-EMPLOYER RETIREMENT PLAN" has the meaning set forth in SECTION 3(37)(A) of ERISA.

     "NEW REAL PROPERTY LEASES" has the meaning set forth in SECTION 4.11 of this Agreement.

     "NON-ASSIGNABLE PRIVATE LABEL INVENTORY" means any President's Choice or other private label inventory to which Sellers' shall not have obtained as of Closing a consent to assignment or other agreement reasonably acceptable to Buyer authorizing Buyer to sell the inventory after Closing.

     "NONCOMPETITION AGREEMENT" has the meaning set forth in SECTION 4.7 of this Agreement.

     "NORMALIZED WORKING CAPITAL LIABILITIES" means all accounts payable (including bank overdrafts) and accrued expenses, excluding (a) any accrued vacation or flex-time other than the Accrued Vacation and (b) all federal, state and local taxes identified on the Balance Sheet.

     "NORMALIZED WORKING CAPITAL LIABILITIES LIMIT" means (a) Thirteen Million Dollars ($13,000,000) if neither SUPERVALU nor Roundy's exercises the SUPERVALU Option or the Roundy's Option, respectively; (b) Thirteen Million Dollars ($13,000,000) less the amount of Normalized Working Capital Liabilities attributable to the SUPERVALU Store, if SUPERVALU exercises the SUPERVALU Option; and (c) Thirteen Million Dollars ($13,000,000) less the amount of Normalized Working Capital Liabilities attributable to each Roundy's Store as to which Roundy's shall have exercised the Roundy's Option.

     "OCCUPATIONAL SAFETY AND HEALTH LAW" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private, designed to provide safe and healthful working conditions.

     "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

     "ORDINARY COURSE OF BUSINESS" means in accordance with Sellers' historical and customary day-to-day practices with respect to the activity in question.

     "ORGANIZATIONAL DOCUMENTS" means the complete charter and the bylaws of Sellers, including all amendments.

     "PARTY OR PARTIES" has the meaning set forth in the first paragraph of this Agreement.

     "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Body.

     "PHARMACIES" has the meaning set forth in SECTION 1.1 of this Agreement.

     "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "PURCHASE PRICE" has the meaning set forth in SECTION 1.3 of this Agreement.

     "PURCHASED ASSETS" has the meaning set forth in SECTION 1.1 of this Agreement.

     "REAL ESTATE COMPANY" has the meaning set forth in the first paragraph of this Agreement.

     "REAL PROPERTY" has the meaning set forth in SECTION 2.12 of this Agreement.

     "REAL PROPERTY LEASES" means Existing Real Property Leases and New Real Property Leases.

     "REGULATED SUBSTANCE" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law.

     "RELATED PERSON" means with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family; (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). For purposes of this definition, (a) the "FAMILY" of an individual includes (i) the individual; (ii) the individual's spouse;

(iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and (iv) any other natural person who resides with such individual; and (b) "MATERIAL INTEREST" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.

     "REPRESENTATIVE" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

     "RESTRICTED EVENT" means (a) any payment or increase of any bonuses, salaries or other compensation to any employee who is not a shareholder, officer or director of Sellers (except in the Ordinary Course of Business);
(b) the entry into any employment, severance or similar Contract with any director, officer or employee; (c) the adoption of, or the change in the payments to or benefits under, any Employee Benefit Plan for or with any employees of Sellers; (d) any damage to or destruction or loss of any property or assets of Sellers, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of Sellers; (e) the entry into, termination of or receipt of notice of termination of any Contract with any Person other than Buyer or its Affiliates with a total remaining commitment by Sellers of more than $10,000 or to supply to any Business Location any goods or services with a value in excess of $10,000; (f) any sale, lease or other disposition of any property or asset of Sellers (other than sales of inventory or renewals or replacements of equipment in the Ordinary Course of Business) or the imposition of any Encumbrance on any material property or asset of Sellers; (g) the cancellation or waiver of any claims or rights with a value to Sellers in excess of $10,000; (h) any material change in the accounting methods used by Sellers; (i) any capital expenditure in excess of $10,000; (j) any change in Sellers' policies, procedures or practices with respect to earning, paying, accruing or taking of employee vacation or flex-time; or (k) any commitment or Contract, whether written or oral, to do any of the foregoing.

     "ROUNDY'S" means Roundy's, Inc.

     "ROUNDY'S OPTION" means the right of Roundy's to purchase certain assets of Sellers located at and used exclusively in the operation of the Business at the Roundy's Stores, as set forth in the Roundy's Supply Agreements.

     "ROUNDY'S SUPPLY AGREEMENTS" means the supply agreements between Glen's and Roundy's with respect to each Roundy's Store, copies of which are attached hereto as EXHIBIT L.

     "ROUNDY'S STORES" means the Stores located in Alpena, Cadillac, North Petoskey and South Petoskey, Michigan, which are currently supplied by Roundy's pursuant to the Roundy's Supply Agreements.

     "ROUNDY'S TERMINATION FEE" means an amount equal to the net present value as of Closing of Sellers' remaining required product purchases under the Roundy's Supply Agreements at a 2% net margin discounted by 10% through Sellers' base rent periods. Product purchases shall be estimated to increase at a 2% per year inflation rate. The aggregate amount of the Roundy's Termination Fee for all Roundy's Stores shall not exceed Three Million Four Hundred Twenty Five Thousand Dollars ($3,425,000).

     "SAV-A-LOT STORES" means the three stores operated by Sellers under the "Sav-A-Lot" name as of September 12, 1998.

     "SELLERS" has the meaning set forth in the first paragraph of this Agreement.

     "SERVICES AGREEMENT" has the meaning set forth in SECTION 4.10 of this Agreement.

     "SHAREHOLDERS" has the meaning set forth in the first paragraph of this Agreement.

     "STORES" has the meaning set forth in SECTION 1.1 of this Agreement.

     "SUPERVALU" means SUPERVALU, INC.

     "SUPERVALU ADJUSTMENT AMOUNT" means the amount paid by SUPERVALU to Sellers in connection with SUPERVALU's purchase of the assets associated with the SUPERVALU Store pursuant to SUPERVALU's exercise of the SUPERVALU Option.

     "SUPERVALU OPTION" means the right of SUPERVALU to purchase certain assets of Sellers located at and used exclusively in the operation of the Business at the SUPERVALU Store, as set forth in the SUPERVALU Supply Agreement.

     "SUPERVALU SUPPLY AGREEMENT" means the supply agreement between Glen's and SUPERVALU with respect to the SUPERVALU Store, a copy of which is attached hereto as EXHIBIT M.

     "SUPERVALU STORE" means the Store located in Sault St. Marie, Michigan, which is currently supplied by SUPERVALU pursuant to the SUPERVALU Supply Agreement.

     "TAX" means any tax (including, without limitation, any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing of payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

     "TAX RETURN" means any return (including, without limitation, any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or reported to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "TERMINATING EMPLOYEE" means Glen A. Catt, Marcia Dennis, Dennis W. Freeman, Tim Freeman, Tom Freeman, Paul Freeman, Ed Hunt and Jessie Root.

     "THREATENED" means, as to any claim, Proceeding, dispute, action or other matter, that a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.

     "WARN" means the Federal Worker Adjustment and Retraining Act, 29 U.S.C. <Section> 2101-2109.

     "WIC" means the Federal Supplemental Food Program For Women, Infants and Children administered by the WIC Division of the Michigan Department of Community Health and other applicable state agencies and departments.


                            ARTICLE 9 - GENERAL

     SECTION 9.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. All representations, warranties, covenants and agreements made by any Party to this Agreement will survive the Closing without expiration and any investigation at any time made by or on behalf of the other Parties before or after the Closing. No investigation by or Knowledge of Buyer or its Representatives will affect in any manner the representations, warranties, covenants or agreements of the other Parties set forth in this Agreement (or in any document to be executed or delivered in connection with the consummation of the transactions contemplated by this Agreement) or Buyer's right to rely thereon, and such representations, warranties, covenants and agreements will survive any such investigation.

     SECTION 9.2. BINDING EFFECT; BENEFITS; ASSIGNMENT. All of the terms of this Agreement will be binding upon, inure to the benefit of and be enforceable by and against the heirs and personal representatives of each Shareholder and the successors and authorized assigns of each Party. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement, this Agreement being for the exclusive benefit of the Parties and their respective heirs, personal representatives, successors and authorized assigns. No Party will assign any of its respective rights or obligations under this Agreement to any other Person without the prior written consent of all of the other Parties; provided however that Buyer may assign its rights to any Affiliate of Buyer, but such assignment shall not relieve Buyer of its obligations under this Agreement.

     SECTION 9.3. ENTIRE AGREEMENT. This Agreement, and the exhibits and schedules to this Agreement (including the Disclosure Schedule), and the agreements referred to in this Agreement set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof, including Buyer's Letter of Intent. No representation, promise, inducement or statement of intention has been made by any Party that is not embodied in this Agreement or in the documents referred to in this Agreement, and no Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

     SECTION 9.4. AMENDMENT AND WAIVER. This Agreement may be amended, modified, supplemented, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by any Party of any condition or of any Breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of any Breach of the term, covenant, representation or warranty or any other term, covenant, representation or warranty set forth in this Agreement.

     SECTION 9.5. GOVERNING LAW; VENUE. This Agreement will be governed by and construed in accordance with the laws of the state of Michigan as applicable to contracts made and to be performed in the state of Michigan without regard to conflict of laws principles. Any action or legal proceeding concerning this Agreement or any other dispute between the Parties shall be brought in the state or federal courts located in Kent County, Michigan. The Parties agree that Kent County is a mutually convenient forum and that each of the Parties conducts business in Kent County.

     SECTION 9.6. PUBLIC DISCLOSURE. Except as may be required by applicable law or the applicable rules of any national securities exchange or automated quotation service, no Party will make any public disclosure of the existence or terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of Buyer and Shareholders, which consent will not be unreasonably withheld.

     SECTION 9.7. NOTICES. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given if delivered by hand, sent by facsimile with confirmation, sent by a nationally recognized overnight mail service, or mailed first class, postage prepaid:

          (a)  If to Buyer:

               Spartan Stores, Inc.
               850 76th Street, S.W.
               P.O. Box 8700
               Grand Rapids, Michigan 49518-8700
               Telephone: 616-878-2426
               Facsimile: 616-878-2775

               Attention: James B. Meyer, President and Chief Executive
               Officer

               and with a copy to:

               Warner, Norcross & Judd LLP
               900 Old Kent Building
               111 Lyon Street, N.W.
               Grand Rapids, Michigan 49503-2487
               Telephone: 616/752-2140
               Facsimile: 616/752-2509

               Attention: Alex J. DeYonker

          (b)  If to any Seller, Shareholder or Real Estate Company:

               Catt's Realty Co.
               P.O. Box 1215
               Gaylord, Michigan 49734

               Telephone: 517-732-9722
               Facsimile:  517-732-6102

               Attention: Glen A. Catt

          and with a copy to:

               Varnum Riddering Schmidt & Howlett
               333 Bridge Street
               Grand Rapids, Michigan 49501-0352
               Telephone: 336-6000
               Facsimile: 336-7000

               Attention: J. Terry Moran

Any Party may change its address, telephone number or facsimile number by prior written notice to the other Parties.

     SECTION 9.8. COUNTERPARTS. This Agreement may be executed in counterparts, by facsimile signature or otherwise, each of which when so executed will be deemed to be an original and such counterparts will together constitute one and the same agreement.

     SECTION 9.9. EXPENSES. Except as otherwise provided in this Agreement, each Party shall pay its, his or her own respective expenses, costs and fees (including fees for attorneys, accountants and advisors) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, provided that such expenses, costs or fees of Sellers shall be paid from the Purchase Price (and not the assets of the Business). Sellers shall be responsible for any transfer, sales, recording or other Taxes or fees incurred in connection with the transactions contemplated by this Agreement, including the transfer of the Purchased Assets to Buyer.

     SECTION 9.10. FORCE MAJEURE. No Party shall be deemed to be in Breach of this Agreement or otherwise responsible for delays or failures in performance resulting from acts of God; acts of war or civil disturbance; epidemics; governmental action or inaction; disruptions in financial markets; fires; earthquakes; unavailability of labor, materials, power, or communication; or other causes beyond such Party's reasonable control.

     SECTION 9.11. SEVERABILITY. Any provision, or clause of any provisions, of this Agreement that may be found to be contrary to Michigan law or otherwise unenforceable will not affect the remaining terms of this Agreement, which will be construed as if the unenforceable provision or clause were absent from this Agreement.

     SECTION 9.12. HEADINGS; CONSTRUCTION; TIME OF ESSENCE. The headings of the sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the terms or provisions of this Agreement. Unless otherwise expressly provided, the word "including" whenever used in this Agreement does not limit the preceding words or terms. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     SECTION 9.13. GUARANTY OF PARENT. By joining in this Agreement, Parent guarantees to Sellers the full and prompt payment and performance when due of all indebtedness and obligations of Buyer to Sellers under this Asset Purchase Agreement prior to or as of the Closing Date. This guaranty of Parent is an absolute, irrevocable, primary, continuing, unconditional, and unlimited guaranty of performance and payment. This guarantee shall terminate upon Closing. Parent has full capacity, power, and authority to enter into this Agreement and to carry out the covenants and agreements specifically made by Parent in this Agreement, and this Agreement is binding on Parent and enforceable against Parent in accordance with the terms of this Agreement. The signing, delivery, and performance of this Agreement have been duly authorized by all necessary action of the directors and shareholders (if necessary) of Parent.

     SECTION 9.14. SHAREHOLDER APPROVAL. This Agreement is being executed by the Shareholders, subject to the approval of all shareholders of Sellers as required by law, at meetings duly called and convened for that purpose; provided, however, that the Shareholders by their signatures hereto represent their agreement herewith, and agree to vote their interests in favor of the approval of this Agreement, and they agree that their execution hereof satisfies the condition in Buyer's Letter of Intent that a definitive agreement be executed within the time set forth in Buyer's Letter of Intent. Promptly after the date of this Agreement, Sellers shall seek their shareholders' approval of this Agreement and the transactions contemplated by this Agreement.

     SECTION 9.15. PARENT STOCK REDEMPTION. Upon request by Sellers at any time within one year after Closing, Sellers may sell to Parent any stock of Parent held by Sellers as of the date of this Agreement and, in exchange therefor, Parent shall pay to Sellers in immediately available funds an amount per share equal to the then current trading value per share.

          The Parties have executed this Agreement as of the date stated in the first paragraph of this Agreement.

                                   GLEN'S MARKET, INC. ("SELLER" AND AS
                                   SHAREHOLDER OF GLEN'S PHARMACY, INC.)


                                   By /s/Glen A. Catt

                                      Its President


                                   CATT'S REALTY CO. ("SELLER")

                                   By /s/Glen A. Catt

                                      Its President


                                   GLEN'S PHARMACY, INC. ("SELLER")

                                   By /s/Glen A. Catt

                                      Its President


                                   VALULAND, INC. ("BUYER")

                                   By /s/James B. Meyer

                                      Its Chairman of the Board


                                   UNIVERSAL LAND COMPANY
                                   ("REAL ESTATE COMPANY")

                                   By /s/Glen A. Catt

                                      Its President

                                   SPARTAN STORES, INC.
                                   ("PARENT")

                                   By /s/James B. Meyer

                                      Its President and CEO



                                   /s/Glen A. Catt
                                   Glen A. Catt,        (a "SHAREHOLDER")
                                   Individually and as Trustee of the
                                   Catt's Realty Ann TR #5


                                   /s/Glen B. Catt
                                   Glen B. Catt         (a "SHAREHOLDER")


                                   /s/Dennis W. Freeman
                                   Dennis W. Freeman,   (a "SHAREHOLDER")
                                   Individually and as Trustee of the DWF
                                   Retained Ann TR#1


                                   /s/Sandra K. Freeman
                                   Sandra K. Freeman,   (a "SHAREHOLDER")
                                   Individually and as Trustee of the SKF
                                   Retained Ann TR#1